                                                                Exhibit 10.14



======================================================================
THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT
======================================================================

                                        ........................, 1996
                               Effective:......................., 1996


         THIS THIRD AMENDMENT is made to the May 31, 1995 Loan and Security Agreement (the "LOAN AGREEMENT") between

                 GBFC, Inc., a Delaware corporation with its principal executive offices at 40 Broad Street, Boston, Massachusetts, as agent for the ratable benefit of the "LENDERS" (in such capacity, the "AGENT"), being:


                          GBFC, Inc.

                          and

                          Foothill Capital Corporation, a California
                 corporation with its principal executive offices at 11111 Santa Monica Boulevard, #1500 Los Angeles, California 90025-3333

                 and

                 JBM Retail Company, Inc. (hereinafter, the "BORROWER"), a Delaware corporation with its principal executive offices at 13801 Northwest 14th Street, Sunrise, Florida 33323

in consideration of the mutual covenants contained herein and benefits to be derived herefrom, and shall take effect as of the date indicated above,

                                   WITNESSETH:

         1.               AGREEMENT TO AMEND

         Provided each of those "Conditions to Amendment" set forth in Section 2, below, is satisfied on or before July 19, 1996, the Loan Agreement shall be amended, as set forth below, such amendment to take effect as of
 .................... 1996.


         SECTION 1-4(B)(I) of the Loan Agreement is amended to read as follows:

                          (b)(i)(A) Subject to the terms and conditions of the within Agreement, the Lenders will provide the Borrower with the loan so requested, as follows:

                                        (I)     If such request is made at a
                 time when there is, or within the then immediately preceding Fourteen (14) days had been, an unpaid principal balance in the Loan Account, and if such request is received by 3:00 p.m. on a Business Day (defined below), such loan will be made by the end of business on the Business Day next following; otherwise, by the end of business on the Business Day second next following.

                                        (II)    At all other times, by the end
                 of business on the third Business Day after (and not including) the day on which such request is made, except that the very first loan which is made under the Revolving Credit shall be made on the Business Day next following that on which such loan otherwise would have been made under the foregoing timetable.

                             (B) On not less than Five (5) days prior notice in each instance, the Funding Agent may revise the above schedule, by which loans shall be made, from time to time.

         SECTION 1-8(A) of the Loan Agreement is amended to read as follows:

         (a) Except as otherwise provided in Subsection (b), below, the unpaid principal balance of the Loan Account shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), floating as follows:





/ July 15, 1996 /                   / 2 /

                 (i) From the date of execution of the within Agreement until the effective date of the Third Amendment to the within
         Agreement: at the aggregate of Base plus One and One-Half Percent (1.5%) per annum.

                 (ii) From the effective date of the Third Amendment to the within Agreement until the later of the Termination Date or the date on which all Liabilities have been paid and any obligation of the Lenders to provide loans and advances under the Revolving Credit and financial accommodations to or for the account of the Borrower have terminated: at the aggregate of Base plus One Quarter of One Percent (0.25%) per annum, provided, however, in the event that the weighted average unpaid principal balance of the Loan Account for any Utilization Period is greater than Fifty Percent (50%) of the Loan Ceiling, the Borrower shall pay the Lenders, within Two (2) weeks following the end of such Utilization Period, an amount equal to the difference between interest, as accrued during that Utilization Period and interest which would have accrued if the interest rate, during that Utilization Period had been the aggregate of Base plus One Half of One Percent (0.50%) per annum.

         SECTION 1-9 of the Loan Agreement is amended to read as follows:

         1-9. Commitment, Facility and Unused Line Fees.

         (a) As compensation for the Lenders' commitment included herein to make loans and advances to the Borrower and as compensation for the Lenders' maintenance of sufficient funds available for such purpose, the Lenders have earned a COMMITMENT FEE (so referred to herein) of One Million Three Hundred Thousand Dollars ($1,300,000.00). The Commitment Fee shall be payable in Three
(3) installments, the first of which, in the sum of $450,000.00, shall be payable on the date on which the within Agreement is executed and the second of which, in the sum of $450,000.00, shall be payable on May 31, 1996, and the third of which, in the sum of $400,000.00, shall be payable on May 31, 1997, provided, however, in the event of the acceleration of the Liabilities on account of the occurrence of any Event of Default, the Lenders shall not be entitled to any installment of the Commitment Fee other than any unpaid installment of the Commitment Fee for which the due date has





/ July 15, 1996 /               / 3 /
occurred on or prior to the date of such acceleration, provided further it is understood that $900,000.00 of the Commitment Fee has previously been paid.

         (b)(i) The Borrower shall pay the Agent, on account of the routine day to day administration of the Revolving Credit, a FACILITY FEE (so referred to herein) of $11,000 per month for the period beginning with the execution of the within Agreement and ending on May 31, 1997 and $8,000.00 per month for the period beginning on June 1, 1997 and ending on the Termination Date. Such Facility Fee shall be payable monthly, with the first such Facility Fee payable at the execution of the within Agreement, and all subsequent Facility Fees payable on the first day of each month thereafter, other than June 1, 1995 (provided, however, the failure to have made such payment on such first day of the month shall not constitute an Event of Default if such first day is not a Business Day and such payment is made on the then next succeeding Business
Day).

                 (ii) In the event of the termination of the Revolving Credit on account of the Borrower's having given a Termination Notice, there shall be paid to the Agent (in addition to any then accrued but unpaid monthly Facility Fees), in lieu of any monthly Facility Fees which would have come due and payable thereafter, an amount equal to the greater of (A) or (B), below:

                          (A) The lesser of (I) the aggregate amount of the monthly Facility Fees (without giving effect to any changes made pursuant to Paragraph (c), below), which would be paid during the three calender months following the subject Termination Date specified in such termination Notice, or (II) the aggregate amount of the monthly Facility Fees (without giving effect to any changes made pursuant to Paragraph (c), below), which would be paid during the period between the subject Termination Date specified in such termination Notice and the Maturity Date; or

                          (B) $132,000.00 minus the aggregate amount of the monthly Facility Fees paid between June 1, 1996 and the subject Termination Date specified in such Termination Notice.

                 (ii) In the event of the acceleration of the Liabilities on account of the occurrence of an Event of Default, there shall be paid to the Agent (in addition to any





/ July 15, 1996 /                 / 4 /
         then accrued but unpaid monthly Facility Fees), in lieu of any monthly Facility Fees which would have come due and payable thereafter, an amount equal to Thirty-Three Thousand Dollars ($33,000.00).

         (c) Upon and following the occurrence of any Suspension Event, the Agent may alter the amount of the Facility Fee reasonably to reflect any increased administration required by reason of changes to the Borrower's financial and business circumstances evidenced by such occurrence. Such increased Facility Fee may include charges on a per diem, hourly, or other basis to reflect such increased administration. The Agent shall provide the Borrower with notice of any alteration of the Facility Fee.

         (d) The Borrower shall pay the Agent, on the Seventh day of each October, January, April, and July to occur after July 1, 1996 (or on the then next succeeding Business Day, if such Seventh day is not a Business Day), and on the Termination Date, a fee for the unused portion of the Revolving Credit, which fee is equal to One Quarter of One Percent (0.25%) per annum of the difference between (x) the Loan Ceiling and (y) the weighted average unpaid principal balance of the Loan Account during the then most recently completed Three (3) calendar months (with respect to those payments due on the Seventh day of each such October, January, April, and July) and for the period commencing with the first day after the then most recently completed Three (3) calendar months for which such fee has been paid and ending on the Termination Date (with respect to the payment due on the Termination Date).

         (e) The Borrower shall not be entitled to any credit, rebate or repayment of any Commitment Fee, Facility Fee, fee for the unused portion of the Revolving Credit, or other fee previously earned pursuant to this Section notwithstanding any termination of the within Agreement or suspension or termination of the Lenders' obligation to make loans and advances hereunder.

         SECTION 1-11(A) of the Loan Agreement is amended to read as follows:




/ July 15, 1996 /                 / 5 /

         (a) Prior to the issuance of any L/C, the Borrower shall pay to the Agent a fee for each L/C equal to the following:

                 (i) Standbys: Greater of $1,000.00 or One Percent (1%) per annum of the Stated Amount of that L/C.

                 (ii)     Documentaries:

                          (A)     Initial Expiry of less than Ninety (90) days:
                                  Greater of $1,000.00 or 0.40% per annum of the Stated Amount of that L/C, provided, however, in the event of the amendment of any documentary L/C so that its expiry is greater than Ninety (90) days from when first issued, the Borrower shall pay the Agent, contemporaneous with such amendment, the difference between the fee paid pursuant to this Subsection and the fee which would have been paid, pursuant to Subsection (B) below, if the fee paid at the issuance of the subject L/C had been determined in accordance with the provisions of Subsection (B), below.

                          (B) Initial Expiry of Ninety (90) to One Hundred Eighty (180) days: Greater of $1,000.00 or 0.50% per annum of the Stated Amount of that L/C.

         SECTION 1-12(A) of the Loan Agreement is amended to read as follows:

                 (a) No L/C (whether as issued or as amended) shall have an expiry which is later than the following:

                          (i) Documentaries: The sooner of One Hundred Eighty (180) days following initial issuance or Thirty (30) days prior to the Maturity Date.

                          (ii) Standbys: Thirty (30) days prior to the Maturity Date.

         ARTICLE 3 of the Loan Agreement is amended such that the following Definitions, which appear therein, respectively read as follows:





/ July 15, 1996 /                 / 6 /

         "ADMINISTRATIVE FACILITY FEE":    Deleted.

         "APPLICABLE ADVANCE RATE": The following percentages of the Cost (net of Inventory Reserves) for those of the following categories of domestic inventory of the Borrower and of Jan Bell deemed eligible for borrowing by the Agent, which rates and categories are subject to revision from time to time by the Agent in the Agent's discretion (based upon reappraisals conducted pursuant to Section 9-11(a), below, or otherwise to reflect changed circumstances):



                       CATEGORY               PERCENTAGE
                                              (%)
                       Gems                   38.7

                       Gold                   69.6

                       Watches                24.2

                       Fragrances             44.9

                       Collectibles           35.4

                       Sunglasses             40.6

                       Writing                51.5
                       Instruments




         "COMMITMENT" "COMMITMENT PERCENTAGE": As follows:


   LENDER                   COMMITMENT              COMMITMENT
                                                    PERCENTAGE
   GBFC, INC.               $ 5,000,000.00          12.5





/ July 15, 1996 /             / 7 /

   Foothill Capital         $35,000,000.00          87.5



         "CONSOLIDATED TANGIBLE NET WORTH":  at any time,

                (a) Total stockholders' equity of Jan Bell and its subsidiaries at such time as would appear on a consolidated balance sheet for such Persons prepared in accordance with GAAP, except that such total shareholders' equity shall be calculated without regard to any foreign currency translation gains or losses which, under GAAP, would be required to be taken by such Persons after June 30, 1996.

                                   minus

                (b) The net book value at such time (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) of all Intangible Assets of Jan Bell and its subsidiaries at such time as would appear on a consolidated balance sheet for such Persons prepared in accordance with GAAP.

                                   minus

                (c)      the Excess Foreign Asset Amount at such time.

         "INVENTORY RESERVES":    Such Reserves as may be established from time
                 to time by the Agent in the Agent's discretion with respect to the determination of the salability of the Acceptable Inventory or which reflect such other factors as affect the market value of the Acceptable Inventory [including, declines in the spot market price of precious metals]. Initially, Inventory Reserves include 1% of Cost to cover consolidation costs.

         "LOAN CEILING":  Forty Million Dollars ($40,000,000.00).

         "TERMINATION DATE":      The soonest of (a) the Maturity Date; (b) the
                 date set by the Borrower in a Termination Notice; (c) the occurrence of any





/ July 15, 1996 /                  / 8 /

                 Event of Default referred to in Section 10-10; or (d) the date, written notice of which is given by the Agent to the Borrower following the occurrence of any Event of Default, other than any Event of Default referred to in Section 10-10.

         ARTICLE 3 of the Loan Agreement is further amended by adding the following definitions, each in alphabetical order, therein:

         "EBITDA":        the Borrower's earnings from operations before
                 interest, taxes, depreciation, and amortization, each as defined in accordance with GAAP, without regard to any foreign currency translations gains or losses.

         "FACILITY FEE":  Is defined in Section 1-9.


         "MATURITY DATE":         May 31, 1998.

         "TERMINATION NOTICE":    irrevocable written notice given by the
                 Borrower to the Agent in which notice the Borrower sets a Termination Date, which date shall be the last day of a month and shall be not less than Sixty (60) days following the date on which such written notice is given.

         "UTILIZATION PERIOD": the period commencing on each July 1 after (and not including) July 1, 1995 and ending at the sooner of the then next June 30 or the Termination Date.





/ July 15, 1996 /                     / 9 /

         SECTION 5-23(A) of the Loan Agreement is amended to read as follows:

                 (a) On or before May 15, 1996, the Borrower shall have provided to the Agent the following, each duly executed on behalf of the signatories thereto and each in form reasonably satisfactory to the Agent:

                          (i) Guaranties by each Significant Foreign Subsidiary, secured by such security, mortgage, and collateral interests in the assets thereof as may be satisfactory to the Agent, which interests shall be first and only except as to Permitted Encumbrances and as otherwise provided in the Intercreditor Agreement.

                          (ii) Customary due diligence items with respect to the items referenced in Subsection (a), above.

                          (iii) A Mortgage (similar to that provided to the holders of the Notes) of the land, with the improvements thereon, located in Sunrise, Florida, and owned by Jan Bell, which Mortgage may be filed for record by the Lenders' Agent only in the event of, and following, the occurrence of a Suspension Event.

                 (b) Until such time as the Borrower has furnished the Agent with the items required pursuant to Section 5-23(a), above, the Borrower shall not take any steps not taken on or prior to the date on which the within Agreement is executed to create, grant, or perfect any Encumbrance on any or all of the capital stock of any Significant Foreign Subsidiary to, or for the benefit of, the holders of the Notes.


         SECTIONS 7-2 AND 7-3 of the Loan Agreement are amended to read as follows:





/ July 15, 1996 /                   / 10 /

         7-2.    The Blocked, Concentration and Funding Accounts.   (a) The
following checking accounts have been or will be established (and are so referred to herein):

                                  (i)      The BLOCKED ACCOUNT: Established
         with NationsBank (Account No. 3750683305).

                                  (ii)     The CONCENTRATION ACCOUNT:
         Established by the Funding Agent, initially with Chemical Bank (Account No. 323-266193), but subject to change, from time to time, on written notice by the Funding Agent to the Borrower.

                                  (iii)    The FUNDING ACCOUNT:  Established by
         Jan Bell with NationsBank (Account No 3750188716).

                 (b) The contents of the Blocked Account and of the Concentration Account respectively constitute Collateral and Proceeds of Collateral.

                 (c) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by, any bank in which any account is opened as required hereby (even if such account is opened by the Agent or the Funding Agent).

         7-3.    Proceeds and Collection of Accounts.   (a) All Receipts
constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrower for the Agent and the Lenders; shall not be commingled with any of the Borrower's other funds; and shall be deposited and/or transferred only to a DDA as to which a then effective notice (in the form of EXHIBIT 7-1, annexed hereto) has been forwarded to the depository at which such DDA is maintained.

                 (b)      (i)     The Borrower shall cause the transfer to the
         Blocked Account, no less frequently than daily, of

                                  (A) An amount equal to the then contents of each DDA (net of such minimum balance, not to exceed the minimum amount which may be required by the depository at which the subject DDA is maintained), other than (A) any Local DDA and





/ July 15, 1996 /                   / 11 /

                 (B) the Funding Account; and

                                  (B)      The proceeds of all credit card
                 charges not otherwise provided for pursuant to Section 7-1(b)(i), above.

                          (ii) Except as provided in Subsection (c), below, the Borrower shall cause the transfer to the Funding Account, on each banking day, of the available balance of the Blocked Account (net of chargebacks to the Blocked Account).

                 (c) The Funding Agent may give notice to the bank at which the Blocked Account is maintained revoking the transfer arrangements described in Subsection (b)(ii), above, and requiring the wire transfer of the then available balance of the Blocked Account (likewise net of such chargebacks, and also net of a minimum balance of $100,000.00 to be maintained in the Blocked Account) to the Concentration Account at any time that either

                          (i) the unpaid principal balance in the Loan Account exceeds 50 percent of "Availability"; or

                          (ii)    a Suspension Event has occurred.
Telephone advice (confirmed by written notice by the Borrower) shall be provided to the Lender on each Business Day on which a transfer is made.

                 (d) In the event that, notwithstanding the provisions of this Section 7-3 the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral other than as provided in Subsections (b) and (c), above, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Lender and shall not be commingled with any of the Borrower's other funds or deposited in any account of the Borrower other than as provided in this Section 7-3.

                 (e) The Borrower acknowledges that Jan Bell is also obligated to follow the procedures set forth in Sections 7-3(a) through (d) hereof with respect to all proceeds and collections of its Accounts and that such proceeds and collections shall be applied towards the Liabilities in accordance with the provisions of Section 7-4 hereof.





/ July 15, 1996 /                  / 12 /

         EXHIBIT 9-12(A) to the Loan Agreement is amended to read in the form of EXHIBIT 9-12(a), annexed hereto.

         SECTION 10-2(A) of the Loan Agreement is amended to read as follows:

         (a) The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10-1 above, and included in any of the following provisions hereof:

                             Section                Relates to             :
                          --------------------------------------------------
                          5-4                      Location of Collateral
                          5-5                      Title to Assets
                          5-6                      Indebtedness
                          5-8                      Insurance Policies
                          5-9                      Sam's Club Warehouse Agreement
                          5-13                     Pay taxes
                          5-18                     Dividends and Investments
                          5-19                     Loans
                          5-22                     Affiliate Transactions
                          5-23                     Post Closing Documentation
                          Article 7                Cash Management
                          9-12                     Financial Performance Covenants


         ARTICLE 14 of the Loan Agreement is amended by the addition of the following as Section 14-14A thereto, to be located between Sections 14-14 and 14-15 of the Loan Agreement.





/ July 15, 1996 /                   / 13 /
               between Sections 14-14 and 14-15 of the Loan Agreement


         14-14A. Consent to Jurisdiction. (a) Any legal action, proceeding, case, or controversy with respect to the within Agreement or any other Loan Document against the Borrower, Jan Bell, or any other Person obligated on account of the Liabilities, may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in its sole discretion. By execution and delivery of the Third Amendment to the within Agreement, the Borrower, Jan Bell, and each such Person respectively for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

                 (b) The Borrower, Jan Bell, and each such Person WAIVES, at the option of the Agent, any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under or with respect to the within Agreement or any other Loan Document and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

                 (c) The Borrower, Jan Bell, and each such Person agrees that any action commenced by any of them asserting any claim or counterclaim arising under or in connection with the within Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

         CONDITIONS TO EFFECTIVENESS OF AMENDMENT






/ July 15, 1996 /              / 14 /

         The within Amendment shall be effective if each of the following conditions is satisfied on or before July 19, 1996 and on the date on which such amendment is to take effect, no Suspension Event (as defined in the Loan Agreement) is extant:

        (a) Receipt by the Agent of Certificates, executed by the respective Secretaries of the Borrower and of Jan Bell Marketing, Inc. ("JAN BELL"), setting forth the texts of the resolutions adopted by the Directors of those corporations respectively to the Borrower's execution of, and Jan Bell's consent to the execution of, the within Amendment, and attesting to the authority of the persons who executed the within Amendment on behalf of the Borrower and consented to such execution on behalf of Jan Bell.

        (b) Receipt by the Agent of a Certificate, executed by the Borrower's President and its Chief Financial Officer, respectively confirming that no Suspension Event is then extant.

        (c) Receipt by the Agent of an opinion of counsel to the Borrower and to Jan Bell as to the due execution and effectiveness of the within Amendment and of the consent thereto on behalf of Jan Bell (which opinion is subject only to the same qualifications as had





/ July 15, 1996 /                   / 15 /
been included in the opinion delivered by that counsel at the initial execution of the Loan Agreement).

         The Borrower hereby represents that no Suspension Event has occurred.

         Except as amended hereby, all terms and provisions of the Loan Agreement shall remain in full force and effect as executed.

         This Third Amendment, which shall be governed, construed, and enforced in accordance with the laws of The Commonwealth of Massachusetts, may be executed in multiple counterparts which, taken together, shall constitute one and the same agreement.

                                    JBM RETAIL COMPANY, INC.
                                                     ("BORROWER")

                                     By
                                         -------------------------



The "AGENT"
GBFC, INC.

By
  ------------------------

The "LENDERS"





/ July 15, 1996 /                  / 16 /

GBFC, INC.                        FOOTHILL CAPITAL CORPORATION

By                                By
  --------------------------        --------------------------

CONSENT BY  GUARANTORS

         The undersigned, Guarantors of the Liabilities (as defined in their respective Guaranties of such Liabilities to the Agent and the Lenders) of the Borrower to the Agent and the Lenders, respectively consent to the foregoing Amendment, but recognize that such consent is not necessary in order for such Guaranties to remain effective, as to all such Liabilities.


JAN BELL MARKETING, INC.                   JBM VENTURE CO., INC.


By                                By
  -----------------------------     ---------------------------




/ July 15, 1996 /                  / 17 /

ULTIMATE FINE JEWELRY                      JEWELRY DEPOT, INC.
         INTERNATIONAL, INC.


By                                By
  -----------------------------     ---------------------------

JBM INTERNATIONAL, INC.



By
  ----------------------------




/ July 15, 1996 /                  / 18 /